EXHIBIT (c)(4)

FIRST AMENDMENT TO THE AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

Between

FARMERS NEW WORLD LIFE INSURANCE COMPANY

And

FARMERS FINANCIAL SOLUTIONS, LLC

This first amendment (“First Amendment”), entered into this 1st day of September 2009, is hereby made to the Amended and Restated Distribution Agreement by and between Farmers New World Life Insurance Company (“FNWL”) and Farmers Financial Solutions, LLC (“Distributor”). This First Amendment is made and entered into with reference to the following facts:

A. FNWL and Distributor entered into that certain Amended and Restated Distribution Agreement dated February 15, 2008 (“Agreement”); and

B. FNWL and Distributor desire to amend the Agreement to address Training Center and Business Life & Financial Solutions expenses.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The effective date of this First Amendment shall be September 1, 2009.

2.	All capitalized terms used and not defined herein, shall have the meanings assigned to those terms in the Agreement. The recitals are incorporated in this First Amendment as if fully set forth herein.

3.	Paragraph (e) is added to Section 5 of the Agreement, as follows:

(e)	FNWL shall reimburse Distributor for Training Center and Business Life & Financial Solutions expenses in accordance with Schedule 6, attached hereto and incorporated herein by reference.

4.	Schedule 6 is added in its entirety.

5.	All other provisions of the Agreement not expressly modified by this First Amendment shall remain in full force and effect. Any conflict between the terms and conditions provided in this First Amendment and the terms and conditions of the Agreement shall be controlled by the terms and conditions of this First Amendment.

6.	This First Amendment may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, FNWL and Distributor have executed this First Amendment to the Amended and Restated Distribution Agreement by their duly authorized representatives.

Farmers Financial Solutions, LLC	Farmers New World Life Insurance Company

By:	/s/ Donald K. Mealer	By:	/s/ Mike Keller
	Donald K. Mealer		Mike Keller
	President		Senior Vice President

Schedule 6

TRAINING CENTER AND BUSINESS LIFE EXPENSES

Distributor shall continue to provide a center of excellence or “Training Center” for the supply of professional Life and Financial Services training, intended for the benefit of Farmers agents and Registered Representatives engaged in the sale and servicing of Farmers Life and Farmers Financial Services products.

Distributor shall receive reimbursement from FNWL for Training Center and Business Life expenses, in an expense allocation, according the following schedule:

For the balance of 2009 – the allocation shall not exceed 100% of salaries, benefits, and related employee expenses associated with five (5.0) full-time employees serving in the position of Zone Life and Financial Services Trainer (“Trainer”).

For 2010 – the allocation shall not exceed 98% salaries, benefits, and related employee expenses associated with five (5.0) full-time employees serving in the position of Trainer.

For 2011 and beyond – the allocation shall not exceed an amount as mutually agreed and stated in an update to this schedule. In the absence of an update, the allocation shall not exceed the allocation from the previous year.

Reimbursement shall be processed in a method acceptable to both parties, and shall be made in as much as Distributor continues to maintain a Training Center, staffed with Trainers fulfilling their training roles; which consists of, but is not limited to, providing professional Life and Financial Services sales, marketing, and product training to career agents (post University of Farmers) and to selected full-time agents.

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